EXHIBIT 99.1

Consolidated Communications Completes Debt Refinancing

MATTOON, Ill., Dec. 4, 2012 (GLOBE NEWSWIRE) -- Consolidated Communications Holdings, Inc. (Nasdaq:CNSL) announced today that it completed the refinancing of its 2014 maturities.

The Company issued Incremental Term Loans under the existing Credit Agreement in the aggregate amount of $515.0 million. Proceeds will be used: 1) to pay off the outstanding principal amount of $467.4 million which was scheduled to mature on December 31, 2014, 2) to pay down the outstanding revolver in the amount of $35.0 million, 3) to pay fees associated with the transaction in the amount of $10.5 million and 4) the balance will be used for general corporate purposes.

The terms, conditions and covenants of the new Incremental Term Loan facility are materially consistent with those in the existing Credit Agreement. The new Incremental Term Loan facility has an interest rate of LIBOR plus 4.00% with a 1.25% LIBOR floor. The effective yield factoring in the OID is approximately 5.50%. The debt will be amortized at the same 1.0% rate that the 2014 maturities were starting March 29, 2013. This new facility will mature on December 31, 2018.

"The existing bank market environment is attractive and we viewed this as an opportunity to extend our 2014 maturities by four years under very good terms," said Bob Currey, President and Chief Executive Officer. "The balance sheet is in good shape with the entire $50.0 million revolver available to us and no maturities for over five years. Based on some high cost interest rate derivatives maturing over the next four months, we will not have a material change to our interest costs resulting from this transaction. We continue to be confident in our strategy and our ability to provide a comfortable dividend payout ratio for our shareholders."

About Consolidated

Consolidated Communications Holdings, Inc. is a leading communications provider within its six state operations of California, Illinois, Kansas, Missouri, Pennsylvania and Texas. Headquartered in Mattoon, IL, the Company has been providing services in many of its markets for over a century. With one of the highest quality networks in the industry, the Company offers a wide range of communications services, including IP-based digital and high definition television, high speed internet, Voice over IP, carrier access, directory publishing and local and long distance service.

Safe Harbor

Any statements other than statements of historical facts, including statements about management's beliefs and expectations, are forward-looking statements and should be evaluated as such. These statements are made on the basis of management's views and assumptions regarding future events and business performance. Words such as "estimate," "believe," "anticipate," "expect," "intend," "plan, "target," "project," "should," "may," "will" and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. These risks and uncertainties include the ability of Consolidated Communications Holdings, Inc. (the "Company") to successfully integrate the operations of  SureWest Communications ("SureWest") and realize the synergies from the acquisition, as well as a number of other factors related to the businesses of the Company, including various risks to stockholders of not receiving dividends and risks to the Company's ability to pursue growth opportunities if the Company continues to pay dividends according to the current dividend policy; various risks to the price and volatility of the Company's common stock; the substantial amount of debt and the Company's ability to repay or refinance it or incur additional debt in the future; the Company's need for a significant amount of cash to service and repay the debt and to pay dividends on the Company's common stock; changes in the valuation of pension plan assets; restrictions contained in the Company's debt agreements that limit the discretion of management in operating the business; regulatory changes, including changes to subsidies, rapid development and introduction of new technologies and intense competition in the telecommunications industry; changes in content costs, which have been substantial and continue to increase; risks associated with the Company's possible pursuit of acquisitions; economic conditions in the Company's service areas; system failures; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of the Company's network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes on the telecommunications industry; and liability and compliance costs regarding environmental regulations. These and other risks and uncertainties are discussed in more detail in the Company's and SureWest's filings with the Securities and Exchange Commission, including our respective reports on Form 10-K and Form 10-Q.

Many of these risks are beyond management's ability to control or predict. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements and risk factors contained in this communication and the Company's filings with the Securities and Exchange Commission. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the Securities and Exchange Commission, we do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

CONTACT: Company Contact:
         Matt Smith
         Treasurer & Investor Relations
         217-258-2959
         matthew.smith@consolidated.com